FBL Financial Group Announces Receipt of Proposal to Acquire Public Minority Stake

West Des Moines, Iowa, September 4, 2020 - FBL Financial Group, Inc. (NYSE: FFG) (the “Company”) announces today that it has received a non-binding proposal dated September 4, 2020 (the “Proposal”) from Farm Bureau Property & Casualty Insurance Company (“FBPCIC”) to acquire all of the outstanding shares of Class A common stock and Class B common stock of the Company that are not currently owned by FBPCIC or the Iowa Farm Bureau Federation at a purchase price of $47.00 per share in cash. The Iowa Farm Bureau Federation owns approximately 60% of the Company’s Class A common stock and approximately 67% of the Company’s Class B common stock.

The Proposal is subject to certain conditions. A copy of the Proposal is included as Appendix A to this news release.

The Company cautions its shareholders and others considering trading in the Company’s securities that the Company only recently received the Proposal and that the Company’s Board of Directors has not made any decision with respect to the Company’s response to the Proposal. There can be no assurance that any agreement with respect to the proposed transaction will be executed or that this or any other transaction will be approved or consummated. The Company does not undertake any obligation to provide any updates with respect to this or any other transaction, or to provide any additional disclosures to reflect subsequent events, new information or future circumstances, except as required under applicable law.

About FBL Financial Group
FBL Financial Group is a holding company with the purpose to protect livelihoods and futures. Operating under the consumer brand name Farm Bureau Financial Services, its affiliates offer a broad range of life insurance, annuity and investment products distributed by multiline exclusive Farm Bureau agents. Helping complete the financial services offering, advisors offer wealth management and financial planning services. In addition, FBL Financial Group manages all aspects of two Farm Bureau affiliated property-casualty insurance companies for a management fee. Headquartered in West Des Moines, Iowa, FBL Financial Group is traded on the New York Stock Exchange under the symbol FFG. For more information, please visit www.fblfinancial.com and www.fbfs.com.

Cautionary Note Regarding Forward-Looking Statements
This news release contains, and certain oral statements made by our representatives from time to time may contain, certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements, by their nature, are subject to a variety of inherent risks and uncertainties that could cause actual results to differ materially from the results projected. Many of these risks and uncertainties cannot be controlled by the Company and include the possibility that discussions with FBPCIC may not be successful and the possibility that the proposed transaction may not be entered into or completed on the terms described in the Proposal or at all, including as a result of changes in the business or prospects of the Company or FBPCIC. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and subsequent Quarterly Reports on Form 10-Q and the other reports that the Company files with the Securities and Exchange Commission from time to time. Any forward-looking statements herein are made only as of the date of this news release. Except as required under applicable law, the Company assumes no obligation to publicly update any forward-looking statements.

Investor Relations Contact
Kathleen Till Stange, Vice President Corporate & Investor Relations
(515) 226-6780, Kathleen.TillStange@FBLFinancial.com

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Appendix A

Board of Directors
FBL Financial Group, Inc.
5400 University Avenue
West Des Moines, IA 50266
Attn:    Paul E. Larson
Lead Director and Vice Chairman of the Board
September 4, 2020
Dear Paul:
Farm Bureau Property & Casualty Insurance Company (“FBPCIC” or “we” or “us”) is pleased to submit this proposal to acquire all of the outstanding shares of Class A common stock and Class B common stock of FBL Financial Group, Inc. (“FFG”) that are not currently owned by us or the Iowa Farm Bureau Federation (“IFBF”) at a purchase price of $47.00 per share in cash. The proposed transaction will not be subject to a financing condition.
The $47.00 per share price represents a 26.2% premium over the last closing price of FFG’s Class A common stock, a 25.6% premium to the stock’s 30-day average price, and a 29.3% premium to the stock’s 60-day average price. The price offered values FFG at an approximately 1.06x multiple of FFG’s book value per share, excluding accumulated other comprehensive income as of June 30, 2020. Based on the proposed price of $47.00 per share of Class A common stock and Class B common stock and the number of outstanding FFG shares not owned by FBPCIC or IFBF as of June 30, 2020, the aggregate cash purchase price payable for FFG’s common stock in the transaction would be approximately $440 million.
As you know, IFBF owns approximately 60% of the outstanding shares of Class A common stock and approximately 67% of the outstanding shares of Class B common stock of FFG. We expect that the FFG board of directors will appoint a special committee comprised of non-management directors not affiliated with IFBF or FBPCIC to consider our proposed transaction and make a recommendation to the entire FFG board of directors. We further expect that the special committee will retain its own independent legal and financial advisors to assist in its review of our proposed transaction.
We will not move forward with the transaction unless it is approved by a special committee properly constituted and empowered as described in the prior paragraph. We will also seek to ensure that none of FFG’s directors who are directors of IFBF or FBPCIC participate in the consideration of our proposal, other than as may be required to approve a transaction already approved by the special committee. In addition, it is a condition to our offer that the proposed transaction be subject, in addition to any shareholder vote required by Iowa law, to a non-waivable condition requiring approval of a majority of the shares of Class A common stock of FFG not owned by IFBF, FBPCIC, or their respective directors and executive officers. Because IFBF owns 100% of the shares of outstanding Series B preferred stock of FFG, those shares would also be excluded from this vote.
In order to purchase the publicly-held shares of FFG, we intend to form a new subsidiary (“Newco”), and to effectuate a merger of FFG with and into Newco, with Newco as the surviving entity. The consideration to be paid upon consummation of the merger would consist of all cash to the public shareholders. The transaction will be structured such that IFBF will not receive any cash consideration for its shares of FFG common stock and will instead receive shares in Newco. Concurrently with the consummation of the merger transaction, all Class B common stock and Class A common stock of FFG will be converted into a single class of common stock in Newco. Following the consummation of the merger transaction, IFBF’s proportionate ownership of Newco common stock will be equal to its aggregate percentage ownership of Class A and Class B common stock of FFG as of immediately prior to the consummation of the transaction, with FBPCIC owning the remainder of Newco common stock.
In addition to the transaction conditions described above intended to safeguard the rights of minority shareholders of FFG, the proposed transaction will be conditioned upon, among other things, the negotiation of mutually acceptable transaction documents and the receipt of required regulatory approvals, which will include approval of the Iowa Insurance Division for FBPCIC’s proposed investment in FFG.
IFBF has indicated that it will support the proposed transaction as described herein, but that it otherwise has no interest in selling any of the shares of FFG common stock owned by it, nor in voting any such shares in favor of any alternative sale, merger or similar transaction involving FFG. Given our longstanding knowledge of FFG and our familiarity with its operations, we are in a position to complete the transaction in an expedited manner and to promptly enter into discussions regarding a merger agreement with the special committee and its advisors providing for the acquisition of the publicly-held FFG shares. We intend that, following completion of the proposed transaction, FFG’s business will continue to be run in a manner that is generally consistent with its current operations, while enjoying the operational benefits and cost savings inherent in FFG no longer being a public company. We do not currently contemplate making any material changes in FFG’s strategic or operating philosophy, or to its business.
We have engaged Goldman Sachs & Co. LLC as our financial advisor and Skadden, Arps, Slate, Meagher & Flom LLP as our legal advisor in connection with the proposed transaction. We intend to issue a press release that includes a copy of this letter before the market opens tomorrow. A copy of the press release is attached for your reference.
This indication of interest is non-binding and no agreement, arrangement or understanding between the parties will be created until such time as definitive documentation has been executed and delivered by all appropriate parties and such agreement, arrangement or understanding has been approved by such parties’ respective boards of directors and the special committee, as applicable. Any obligation of FBPCIC and IFBF with respect to the proposed transaction will be only as set forth in a definitive written agreement. This letter does not constitute an offer or proposal capable of acceptance and may be withdrawn at any time and in any manner.
We believe that our proposal represents an attractive opportunity for FFG’s public shareholders to receive a meaningful premium to the company’s current and recent share prices, and an attractive opportunity for FFG to capture meaningful cost savings through going private. Once the special committee has been formed, we welcome the opportunity to discuss our proposal with the special committee and its advisors.
         We look forward to your response.

Sincerely, Farm Bureau Property & Casualty Insurance Company Board of Directors

cc.Iowa Farm Bureau Federation